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                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                            Network Connections, Inc.
                            -------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    64120Q10
                             -----------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement: [ ]


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CUSIP NO. 64120Q10
--------------------------------------------------------------------------------

         Focus Financial Corp.
--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         56-165-1054
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                                 (a)   [ ]

                                                                 (b)   [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         North Carolina
--------------------------------------------------------------------------------
                                    5.               Sole Voting Power
Number of                                               80,100
Shares                                               ---------------------------
Beneficially                        6.               Shared Voting Power
Owned by                                                547,461
Each Reporting                                       ---------------------------
Person With                         7.               Sole Dispositive Power
                                                        80,100
                                                     ---------------------------
                                    8.               Shared Dispositive Power
                                                        547,461
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         627,561
--------------------------------------------------------------------------------
10.      Check Box if the Aggregate Amount in Row (9) Excludes
         Certain Shares
                                                                    [ ]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         20.8%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IA
--------------------------------------------------------------------------------


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ITEM 1(a) Name of Issuer:

  The Network Connection, Inc.
--------------------------------------------------------------------------------

ITEM 1(b) Address of Issuer's Principal Executive Offices:

  1324 Union Hill Road, Alpharetta, Georgia 30201
--------------------------------------------------------------------------------

ITEM 2(a) Name of Person Filing:

  Focus Financial Corp.
--------------------------------------------------------------------------------

ITEM 2(b) Address of Principal Business Office or, if none, Residence:

  9341 Collins Avenue, Suite 804, Bal Harbour, Florida 33154
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ITEM 2(c) Citizenship:

  North Carolina
--------------------------------------------------------------------------------

ITEM 2(d) Title of Class of Securities:

  Common Stock
--------------------------------------------------------------------------------

ITEM 2(e) CUSIP Number:

  64120Q10
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b),
        CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or Dealer registered under Section 15 of
                           the Act
         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act
         (c)      [ ]      Insurance Company as defined in section 3(a)(19)
                           of the Act
         (d)      [ ]      Investment Company registered under section 8 of
                           the Investment Company Act
         (e)      [X]      Investment Adviser registered under section 203 of
                           the Investment Advisers Act of 1940
         (f)      [ ]      Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or
                           Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g)      [ ]      Parent Holding Company, in accordance with
                           section 240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)      [ ]      Group, in accordance with section
                           240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

         (a) Amount Beneficially Owned:

          627,561
--------------------------------------------------------------------------------


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         (b) Percent of Class:

          20.8%
--------------------------------------------------------------------------------

         (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                                 80,100
                        --------------------------------------------------------
                  (ii)  shared power to vote or to direct the vote

                                 547,461
                        --------------------------------------------------------

                  (iii) sole power to dispose or to direct the disposition of

                                 80,100
                        --------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A


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ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Focus Financial Corp.


By: /s/ David I. Portnoy
    ----------------------------
    David I. Portnoy, President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/14/97


Focus Financial Corp.


By: /s/ David I. Portnoy
    ----------------------------
   David I. Portnoy, President


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